Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Christopher M. Chipman (“Employee”) and Virpax Pharmaceuticals, Inc., Inc. (“Virpax”, or the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an Employment Agreement with the Company dated April 7, 2021, as amended on March 29, 2022 (“Employment Agreement”) to serve as the Company’s Chief Financial Officer;

WHEREAS, Employee signed an Employee Confidential Disclosure, Invention Assignment, Non-Competition, Non-Solicitation and Non-Interference Agreement on April 7, 2021 (the “Confidentiality Agreement”), attached hereto as Exhibit A;

WHEREAS, the Company offered Employee to enter into the Stock Option Grant Notice and Agreement (collectively the “Option Agreement”) granting Employee the option to purchase a total of 238,126 shares of the Company’s common stock (the “Option Award”) subject to the terms and conditions of the Virpax Pharmaceuticals, Inc. 2017 Equity Incentive Plan and the Virpax Pharmaceuticals, Inc. 2022 Equity Incentive Plan (the “Plans”);

WHEREAS, Employee’s separation from the Company will be effective June 30, 2023 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees as defined below, and any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Company may have against the Employee, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and provided that Employee does not revoke this Agreement under the Acknowledgement of Waiver of Claims under the ADEA section below, the Company agrees as follows:

a. Severance Amount. The Company agrees to pay Employee a total of Two Hundred Thirty Four Thousand Dollars ($234,000), (the “Severance Amount”), in four equal installments of $58,500.00, subject to all applicable withholdings, on the Company’s first payroll dates following July 1, 2023, August 1, 2023, September 1, 2023, and October 1, 2023, respectively.

b. COBRA Amount. In addition, the Company agrees to pay Employee Thirteen Thousand Three Hundred Eighty Five Dollars and Thirty Nine Cents ($13,385.39) representing reimbursement for four months’ of Employee’s COBRA payments (the “COBRA Amount”). The COBRA Amount shall be paid immediately upon Employee providing monthly invoices during the period commencing July 1, 2023 through October 31, 2023. No sums shall be withheld from the COBRA Amount payments. No other COBRA reimbursement shall be provided, and Employee acknowledges that payment of the COBRA Amount satisfies all obligations to Employee under Paragraph 4(d)(ii) of the Employment Agreement. Employee shall receive notices regarding any right he may have to elect COBRA continuation coverage under separate cover.

c. Stock Option Acceleration. Effective as of immediately prior to the Separation Date, the Board of Directors of the Company (“Board”) has approved and the Company agrees to accelerate the vesting of 238,126 shares subject to the Option Award (the “Accelerated Options”). The Accelerated Options may be exercised until the Severance Amount is fully paid. All Accelerated Options that are not timely exercised will be nullified and no longer executable.

d. General. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this Section 1. Employee acknowledges and agrees that the Option Awards are the only equity awards issued to Employee. Employee acknowledges and agrees that he has no rights or interest in any shares subject to the Option Awards, other than those shares either already vested or accelerated by the terms of this Section 1.

2. Benefits. Employee’s health insurance benefits shall cease on the last day of the month in which the Separation Date occurs, subject to Employee’s right to continue Employee’s health, dental and vision insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

3. Payment of Salary and Receipt of All Benefits. Except for accrued but unpaid salary for the final pay period, accrued but unused vacation days as of the Separation Date, and outstanding expense reimbursement requests for reasonable Company-related business expenses, all of which shall be paid in the next payroll after the Separation Date, Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. For avoidance of doubt, Employee shall retain his right to his vested 401(k) account balance.

4. Release of Claims. Employee agrees that the foregoing Consideration represents settlement in full of all claims and potential claims forever and to the fullest extent permissible by law of any allegedly outstanding obligations owed to Employee by the Company, its subsidiaries and their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co- employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”), and that this constitutes an essential term of this Agreement. Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Separation Date, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company (not including the Accelerated Option), including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Emergency Family and Medical Leave Expansion Act; the Emergency Paid Sick Leave Act; the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not waive any rights of Employee, or any obligations of the Company: (1) under this Agreement; (2) that cannot be released as a matter of law, including any Protected Activity (as defined below); (3) regarding unemployment compensation benefits or workers’ compensation benefits; (4) regarding indemnification, contribution, advancement or payment of related expenses pursuant to the Company’s Bylaws or other organizing documents, under any written agreement between the Parties, or under applicable law, in each case as applicable; (5) regarding insurance coverage under any directors and officers liability insurance, other insurance policies of Employer, COBRA, or any similar state COBRA law; (6) regarding any benefits vested and non-forfeitable as of the Separation Date under any stock or other employee benefit plan with the Company; (7) in Employee’s capacity as a shareholder of the Company, if applicable; and (8) any claims arising after the date Employee signs this Agreement. For purposes of clarity, notwithstanding the foregoing or any other provision in this Agreement, Company shall defend, indemnify and hold harmless Employee from and against all claims brought by any person or entity that arise out of his employment or any actions or events that occurred during his employment, including without limitation his role as corporate representative, other than claims for intentional, reckless, or grossly negligent conduct. Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

5. Company Release of Employee. The Company hereby and forever releases Employee from, and agrees not to sue Employee concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action against Employee relating to any acts or omissions by Employee, whether presently known or unknown, suspected or unsuspected, that have occurred up until and including the date the Company executes this Agreement. This constitutes an essential term of this Agreement.

6. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) against the Releasees, and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the undersigned Company representative that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7. Resignation on Termination. Employee agrees that Employee’s execution of this Agreement shall serve as Employee’s resignation, effective as of the Separation Date, from any directorships, offices, or other positions that Employee holds in the Company or any affiliate. Employee confirms that Employee’s resignation is not because of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

8. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. The Parties represent that neither Party intends to bring any claims on their own behalf or on behalf of any other person or entity against the other Party or, in the case of Employee, against any of the other Releasees.

9. Code Section 409A.

a. The Parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to be exempt from or to otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent. Although the Company intends to administer this Agreement so that it will be exempt from, or otherwise comply with the requirements of Section 409A, the Company does not represent or warrant that this Agreement will be exempt from or otherwise comply with Section 409A, or any similar provisions of state or local laws. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisors shall be liable to Employee (or any individual claiming a benefit through Employee) for any tax, interest, or penalties that Employee may owe as a result of compensation or benefits paid under this Agreement, and the Company and its affiliates shall have no obligation to indemnify, reimburse, or otherwise protect Employee from the obligation to pay any taxes pursuant to Code Section 409A or otherwise.

b. Employee’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

10. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, noncompetition, and nonsolicitation of Company employees. Employee agrees that the above reaffirmation and agreement with the Confidentiality Agreement shall constitute a new and separately enforceable agreement to abide by the terms of the Confidentiality Agreement, entered and effective as of the Effective Date. Employee specifically acknowledges and agrees that any violation of the restrictive covenants in the Confidentiality Agreement shall constitute a material breach of this Agreement. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Employee used in performing services for the Company. For the avoidance of doubt, notwithstanding any other provision herein or in any other agreement between Employee and the Company, following the Separation Date, Employee may retain, in hardcopy and/or electronic format, and use the Microsoft Outlook Contacts and similar contact information maintained by him as of the Separation Date.

11. No Third Party Cooperation. Employee agrees that Employee has not, and going forward will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance. Notwithstanding the foregoing, nothing in this Agreement shall be construed to restrict or interfere with Employee’s obligation to testify truthfully in any forum and/or disclose information or produce documents as required by law.

12. Cooperation with the Company. Employee agrees that Employee will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or any Releasees, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including meeting with the Company’s counsel, any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

13. Nondisparagement. Employee agrees not to disparage the Company or the Company’s or any of its subsidiaries’ officers, directors, employees, in any manner likely to be harmful to them or their business, business reputation, or personal reputation, and the Company agrees that none of its or its subsidiaries’ officers or directors will disparage Employee in any manner likely to be harmful to Employee’s business, business reputation or personal reputation; provided that both Employee and the Company’s or subsidiaries’ officers and directors may respond accurately and fully to any question, inquiry, or request for information when required by law, court order or legal process or in connection with a government or regulatory proceeding or investigation. This provision includes statements made on the internet and by social media, including statements made anonymously or under a pseudonym. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain Employee in any manner from making disclosures or engaging in any Protected Activity, as described in Section 19 herein. The Parties acknowledge and agree that the obligations of the Company’s officers and directors under this Section shall only apply for so long as each officer and director remains an employee or director of the Company, as applicable. Employee will refer any requests for verification of his employment or an employment reference to the Company’s Chief Executive Officer and, in response to any such request, the Company’s Chief Executive Officer will state only that Employee resigned and provide Employee’s dates of employment and last position held. Nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

14. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, the Parties acknowledge and agree that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA by Employee, or of any provision of the Confidentiality Agreement shall entitle the non-breaching Party immediately to recover and/or cease providing the consideration provided to the other Party under this Agreement and to obtain damages, as applicable.

15. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Parties hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by anyone of any fault or liability whatsoever to the other Party or to any third party.

16. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION BEFORE A SINGLE, MUTUALLY AGREED, NEUTRAL ARBITRATOR IN PENNSYLVANIA, ADMINISTERED BY THE JUDICIAL ARBITRATION AND MEDIATION SERVICE (“JAMS”) UNDER ITS COMPREHENSIVE ARBITRATION RULES (“JAMS RULES”) AND PENNSYLVANIA LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND ANY OTHER RELIEF AVAILABLE UNDER APPLICABLE LAW IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH PENNSYLVANIA LAW , AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL PENNSYLVANIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH PENNSYLVANIA LAW, PENNSYLVANIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. IN RESOLVING ANY MATTER SUBMITTED TO ARBITRATION, THE ARBITRATOR SHALL STRICTLY FOLLOW THE SUBSTANTIVE LAW APPLICABLE TO THE DISPUTE, CLAIM OR CONTROVERSY AND THE ARBITRATOR’S AUTHORITY AND JURISDICTION SHALL BE LIMITED TO DETERMINING THE DISPUTE IN CONFORMITY WITH APPLICABLE LAW AS TO LIABILITY, DAMAGES AND REMEDIES, TO THE SAME EXTENT AS IF THE DISPUTE WAS DETERMINED BY A COURT WITHOUT A JURY. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY HALF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18. Authority; Successors. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein. This Agreement and all rights hereunder will inure to the benefit of, be enforceable by, and binding on the Parties and their heirs, agents, representatives, successors and assigns. The Company will require any successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

19. Protected Activity. Employee understands that nothing in this Agreement or the Confidentiality Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity, provided, however, that Employee agrees not to seek or accept any monetary award from such a proceeding (except with respect to proceedings before the Securities and Exchange Commission). For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), or discussing the terms and conditions of Employee’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information to Government Agencies as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the relevant Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

20. No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement. Employee acknowledges that there has been an opportunity to negotiate the terms of this Agreement and that the Agreement will not be interpreted as an employer promulgated agreement.

21. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22. Waiver of Statutory Information Rights. Employee hereby waives any current or future rights Employee may have under the Nevada Revised Statutes (and similar rights under other applicable law) to inspect, or make copies and extracts from, the Company’s stock ledger, any list of its stockholders, or any other books and records of the Company or any of its affiliates or subsidiaries, in Employee’s capacity as a holder of stock, shares, units, options, or any other equity instrument.

23. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24. Entire Agreement. This Agreement and its exhibits represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including the Employment Agreement, with the exception of the Confidentiality Agreement, and Option Agreements. In the event of any conflict between any of the terms in this Agreement and the terms of any other surviving agreement between the Parties, the terms of this Agreement will be controlling.

25. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

26. Governing Law. This Agreement shall be governed by the laws of the State of Pennsylvania, without regard for choice-of-law provisions. The Parties consent to personal and exclusive jurisdiction and venue in the State of Pennsylvania.

27. Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee, and returned to the Company, within twenty-one (21) days. Each Party has seven

(7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

28. Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together constitute one and the same instrument.

29. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	Employee has read this Agreement;

(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Employee is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

CHRISTOPHER M. CHIPMAN, an individual

Dated: June 18, 2023	/s/ Christopher M. Chipman
Christopher M. Chipman

VIRPAX PHARMACEUTICALS, INC.

Dated: June 18, 2023	By:	/s/ Anthony Mack
	Name:	Anthony Mack
	Title:	Chief Executive Officer

EXHIBIT A

[CONFIDENTIALITY AGREEMENT]*

*PER EMPLOYEE’S CONTRACT (Attachment)

Employee CONFIDENTIAL DISCLOSURE, INVENTION ASSIGNMENT,
Non-CompetITION, Non-SOLICITATION and NON-INTERFERENCE AGREEMENT

THIS AGREEMENT (this “Agreement”), effective as of April 7, 2021, is made by and between Virpax Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Christopher M. Chipman (the “Employee”), an individual residing at the address set forth on the signature page to this Agreement.

Recitals:

WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to be employed by the Company; and

WHEREAS, in the course of the Employee’s employment with the Company, the Employee will have access to proprietary and commercially valuable confidential business information developed and/or acquired by the Company and any of its affiliates, subsidiaries and other related entities as may exist from time to time in the future (such affiliates, subsidiaries and other related entities hereinafter individually and collectively are referred to as the “Virpax Entities”); and

WHEREAS, the Employee acknowledges and understands that the Employee’s compliance with the terms of this Agreement is necessary to protect the trade secrets, proprietary and confidential information, specialized training, goodwill, customer relations and other legitimate business interests of the Company and the Virpax Entities.

NOW, THEREFORE, in consideration of the Company’s employment of the Employee, the payment of compensation to the Employee for services rendered and to be rendered to the Company and/or the Virpax Entities, and the Company and/or the Virpax Entities’ provision to the Employee of access to commercially valuable confidential and proprietary business information developed and/or acquired by the Company and/or the Virpax Entities, and intending to be legally bound hereby, the parties agree as follows:

1. Non-Disclosure.

(a) Confidentiality and Non-Use Obligations. The Employee acknowledges that, in the course of performing services for the Company, the Employee will obtain knowledge of the Company’s and the Virpax Entities’ proprietary and/or confidential business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, materials, data, improvements, disclosures, collaborators, customers, contractor and supplier lists and/or other proprietary and/or confidential information that has value to the Company and/or the Virpax Entities and is not generally known to the public (whether or not it constitutes a trade secret) (collectively, the “Confidential Information”). Confidential Information includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information also includes information or knowledge of Company’s and/or the Virpax Entities that is not generally known or ascertainable outside of Company’s and/or the Virpax Entities’ organization and control and which is not readily disclosed by inspection of Company’s and/or the Virpax Entities’ products/services and promotional literature, for which Company and/or the Virpax Entities have taken reasonable precautions to restrict access and use and from which Company and/or the Virpax Entities derive actual or potential independent economic value because it is not (i) generally known and (ii) readily ascertainable by proper means by persons who can obtain economic value from its use or disclosure. Except with the prior written consent of the Company and/or the Virpax Entities (as applicable), the Employee agrees to keep the Confidential Information secret and confidential and not to publish, disclose or divulge any Confidential Information to any other person who is not subject to obligations of confidentiality to the Company and the Virpax Entities that are at least as protective of the Confidential Information as this Agreement, and not to use any Confidential Information for the Employee’s own benefit or to the detriment of the Company or the Virpax Entities, nor for any purpose other than in connection with the performing services for or on behalf of the Company and/or the Virpax Entities, whether or not such Confidential Information was discovered or developed by the Employee. The Employee also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Company and/or the Virpax Entities are obligated to maintain in confidence. Employee also agrees not to remove any documents, material or equipment containing Confidential Information from the premises of the Company and/or the Virpax Entities’ premises, except as required in the performance of Employee’s assigned duties, and to immediately return any such documents, materials or equipment at the termination of employment.

(b) Exclusions. The restrictions on use and disclosure of the Confidential Information set forth in this Agreement shall not apply to any portion of the Confidential Information that: (i) is at the time of disclosure or thereafter becomes generally available to the public other than as a result of unauthorized disclosure by the Employee; (ii) becomes available to the Employee on a non-confidential basis from a source other than the Company or any Virpax Entity that has represented to the Employee in writing (and regarding which the Employee reasonably believes) that such source is entitled to disclose it; or (iii) was independently developed or acquired by the Employee prior to employment by the Company outside the scope of Employee’s employment with the Company and without use of or reference to any Confidential Information of the Company or any of the Virpax Entities, as evidenced by documentation or other evidence in the Employee’s possession.

(c) Notice Concerning Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing.  The Defend Trade Secrets Act of 2016 provides that:

(i) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under the Defend Trade Secrets Act that:  (A) is made – (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(ii) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

2. Inventions.

(a) Information and Data. All Inventions (as defined below) shall be the sole and exclusive property of the Company and/or the Virpax Entities, as applicable, and, to the extent the same are or should reasonably be considered of a secret or confidential nature, shall be deemed to be Confidential Information of the Company and/or the Virpax Entities, as applicable. The Employee shall hold for the benefit of the Company and/or the Virpax Entities all documentation, programs, data, records, drawings, manuals, reports, sketches, blueprints, letters, notes, notebooks and all other writings, electronic data, graphics and tangible information and materials, including the same that are of a secret, confidential or proprietary nature, relating to the Company and/or the Virpax Entities or the Company’s and/or the Virpax Entities’ business or technology that are in the possession or under the control of the Employee and shall return such information and materials to the Company upon the request of the Company or the Virpax Entities.

(b) Disclosure and Assignment of Inventions. The Employee shall promptly and fully disclose to the Company, with all necessary detail, all developments, know-how, discoveries, inventions, modifications, improvements, concepts, ideas, formulae, processes, methods, techniques, designs, developments, software, trademarks, trade secrets, works of authorship, and intellectual property rights (whether or not protectable by trademark, patent, or copyright) made, created, discovered, invented, conceived, reduced to practice, or written by the Employee (whether or not at the request or upon the suggestion of the Company), solely or jointly with others, during the course of Employee’s employment with, or during the course of Employee’s performance of other services for, the Company or the Virpax Entities that (i) relate in any way to the present, prospective, or contemplated business or activities of Company or the Virpax Entities or (ii) are made, created, discovered, invented, conceived, reduced to practice, or written through the use of the Company’s and/or any of the Virpax Entities’ resources, personnel, time, facilities, or materials (the foregoing being hereinafter referred to collectively as the “Inventions”). To the extent that any such Inventions are or contain copyrightable material and qualify under applicable law as “works made for hire,” the Employee and the Company hereby agree that such Inventions are and will automatically be works made for hire, owned and authored by the Company and/or the Virpax Entities, as applicable, as the term “work made for hire” is defined in the Copyright Laws of the United States of America. Employee now and forever expressly waives any right of publicity, attribution, and integrity, including any so-called moral rights or equivalents thereof, arising under United States federal law and under any state law and under the laws of any other country that conveys rights of the same nature, that the Employee may have in or to any Inventions. To the extent that any such rights cannot be waived, the Employee agrees not to assert such rights against the Company or any of the Virpax Entities or their respective successors, assigns, and licensees.

Employee acknowledges and agrees that any and all Inventions are the sole and exclusive property of Company and/or the Virpax Entities, as applicable. Employee hereby does and will irrevocably transfer and assign to Company and/or the Virpax Entities, as applicable, or their designee (if not otherwise transferred by law), as its exclusive property, the entire worldwide and perpetual right, title and interest in all Inventions, including (but not limited to) any patent applications, patents, trademarks, trade secrets, or Confidential Information. Employee agrees that these obligations bind Employee’s assigns, executors, administrators, and other legal representatives.

Inventions made prior to the commencement of Employee’s employment with Company and not within the scope of Employee’s services to Company are excluded from the scope of this Agreement. Employee shall provide a written list of all inventions conceived, developed, or reduced to practice by Employee, either solely or jointly with others, prior to the commencement of Employee’s employment with Company, that Employee considers to be the property of Employee or a third party (such as a prior employer), which list will be attached as Exhibit 1 to this Agreement (collectively called “Prior Inventions”). If Employee’s confidentiality obligations preclude disclosure of such an invention, Employee will disclose only a cursory name for the invention, the party(ies) to whom the invention belongs, and a note that further disclosure is precluded by Employee’s confidentiality obligations. If Employee does not complete Exhibit 1 to this Agreement, then Employee represents that there are no Prior Inventions. Employee will not incorporate any Prior Inventions into any work done for Company unless Employee owns all the rights in that Prior Invention necessary to grant a license or transfer those rights to Company. If Employee incorporates any Prior Invention into any work done for Company, then Employee hereby grants Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense) to make, have made, modify, use, and sell such Prior Invention.

(c) Assignment and Transfer of Works Made for Hire. In the event and to the extent that any applicable Inventions are deemed not to constitute works made for hire, the Employee hereby irrevocably and without limit assigns and transfers to the Company (and to the extent any such assignment and transfer cannot be made at present, agrees to assign), all of the Employee’s current and future right, title and interest in and to each of those Inventions, including but not limited to any patents, patent applications, copyrights, or copyright applications associated therewith, and to all renewals and extensions that may be secured under the laws now or hereafter in force and effect in the United States of America and any other country or countries absolutely and forever. Employee also assigns to Company all claims for relief by reason of any past infringements of such Inventions, with the right to sue for and collect damages for Company’s own use and benefit and for the use and benefit of Company’s successors, assigns and other legal representatives. This assignment is made without reservation of any rights of any kind now known or hereinafter discovered or granted by law, including electronic, digital, and all other versions in all media now known or hereafter invented, worldwide and forever. Employee expressly waives any ownership claim, now or in the future, in the Inventions; any right or claim of any right to create new derivative works or adaptations based on the Inventions in the future; and the right to apply for or file any copyright, patent, or trademark registrations for the Inventions or any part of them. Employee acknowledges that Company has the sole right to apply for, obtain, and own copyright, patent, and trademark registrations and use the corresponding notices in connection with the Inventions. Employee further agrees to promptly deliver to the Company and/or the Virpax Entities, as applicable, any and all drawings, notes, notebooks, research materials, specifications, data and other materials and documents relating to each of the Inventions.

(d) Cooperation and Power of Attorney. The Employee will, during the Employee’s employment or other service with the Company or at any time thereafter, at the request and cost of the Company or the Virpax Entities, promptly sign, execute, make, and do all such deeds, documents, acts and things as the Company and the Virpax Entities and their duly authorized agents may reasonably require with respect to the protection of the Company’s or the Virpax Entities’ intellectual property rights anywhere in the world. If the Company or any of the Virpax Entities is unable, after reasonable effort, to secure the signature of the Employee on any reasonably necessary document relating to intellectual property, including for patent, copyright, trademark or other analogous registration, or other documents regarding any legal protection or defense relating to an Invention, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints each of the Chief Executive Officer, President and each Vice President of the Company and/or the applicable Virpax Entities as the Employee’s agent and attorney-in-fact, to execute any such documents for and on the Employee’s behalf and to take any action Company or the Virpax Entities deem necessary or desirable to protect their rights and interests, with the same legal force and effect as if executed or performed by the Employee.

(e) Records. The Employee agrees that, in connection with any research, development, or other services performed for the Company and/or the Virpax Entities, the Employee will maintain careful, adequate, and contemporaneous written records of all Inventions, which records shall be the property of the Company.

3. Non-Competition; Non-Solicitation; Non-Interference.

(a) Non-Competition. The Employee agrees that during the time that the Employee renders services to the Company (either directly or to the Virpax Entities), and for a period of six months following the cessation of such services, for any reason or no reason, the Employee shall not accept employment with or engage in a Competitive Business (as defined below), either directly or indirectly, alone or as a consultant, advisor, partner, officer, director, employee, joint venturer, agent, member, lender, owner or stockholder of any entity. “Competitive Business” shall mean the research, development, commercialization, manufacturing, marketing, distribution, licensing and/or sale of devices, systems, methodologies or technologies for the delivery, transmission or administration of one or more drugs or other substances used for the prevention and/or treatment of pain, or any other technology, product or service being developed, manufactured, marketed, distributed, offered, sold or planned in writing by the Company. The foregoing prohibition shall not prevent any employment or engagement of the Employee, after termination of employment with the Company and all Virpax Entities, by any company or business organization not substantially engaged in a Competitive Business as long as the activities of any such employment or engagement do not, in any capacity, involve work on or exposure to matters related to any product or service being researched, developed, manufactured, marketed, distributed, offered, sold or planned in writing by the Company at the time of termination of the Employee’s employment with the Company. The Employee’s ownership of no more than 5% of the outstanding voting stock of a publicly traded company shall not constitute a violation of this Section 3(a).

(b) Non-Solicitation. The Employee agrees that during the time that the Employee renders services to the Company or to any of the Virpax Entities, and for a period of six months following the cessation of all such services, for any reason or no reason, the Employee shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s or the Virpax Entities’ employees or consultants to reduce their services to, terminate or not renew their relationship with the Company or the Virpax Entities, or attempt any of the foregoing, either for himself or herself or any other person or entity.

(c) Non-Interference. The Employee agrees that during the time that the Employee renders services to the Company or to any of the Virpax Entities, and for a period of two years following the cessation of such services, for any reason or no reason, the Employee shall not induce or attempt to induce any person or entity who is a customer, supplier, study or trial participant or other contracting party with the Company and/or any of the Virpax Entities to terminate or not renew or not extend any written or oral agreement or understanding or other relationship with the Company or the Virpax Entities or to reduce the amount of business it conducts with the Company or any of the Virpax Entities.

4. Reasonable Restrictive Covenants.

(a) Employee Acknowledgment. The Employee acknowledges that compliance with this Agreement is necessary to protect the good will and other proprietary interests of the Company and the Virpax Entities, and that the Employee will be entrusted with highly confidential information regarding the Company and its technology and will have access to the Company’s affairs, trade secrets and other proprietary information and may have access to those of the Virpax Entities.

(b) Blue Pencil/Reformation. If it is determined by a court of competent jurisdiction that any restriction in Sections 3 or 5 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be removed, modified or amended by the court to render it enforceable to the maximum extent permissible and expressly authorize such a court to do so.

5. Remedies.

(a) Scope of Remedies. The Employee acknowledges that the Employee’s compliance with this Agreement is necessary to protect the trade secrets, confidential information, goodwill, customer relations and other proprietary and legitimate business interests of the Company and the Virpax Entities. The Employee acknowledges that any breach of any of these covenants will result in irreparable and continuing damage to the Company’s and/or the Virpax Entities’ business for which there will be no adequate remedy at law and the Employee agrees that, in the event of any such breach of the aforesaid covenants, the Company, the Virpax Entities and their respective successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be available at law or in equity. Accordingly, the Employee expressly agrees that upon any breach, or threatened breach, of the terms of this Agreement, the Company and/or the Virpax Entities shall be entitled as a matter of right, in any court of competent jurisdiction in equity or otherwise to enforce the specific performance of the Employee’s obligations under this Agreement, to obtain temporary and permanent injunctive relief without the necessity of proving actual damage to the Company or any of the Virpax Entities, or the inadequacy of a legal remedy. In addition, in the event a court orders the Company or any of the Virpax Entities to post a bond in order to obtain such injunctive relief for a claim under this Agreement, the Employee agrees that the Company or the Virpax Entities will be required to post only a nominal bond. The rights conferred upon the Company and the Virpax Entities in this Section 5(a) shall not be exclusive of any other rights or remedies that the Company and the Virpax Entities, as applicable, may have at law, in equity or otherwise.

(b) Extension of Covenants. In the event that the Employee violates any of the covenants in this Agreement and the Company and/or any of the Virpax Entities commences legal action for injunctive or other relief, then the Company and/or such Virpax Entities, as applicable, shall have the benefit of the full period of the covenants such that the covenants shall have the duration of the full period of the applicable restriction computed from the date the Employee ceased violation of the covenants, either by order of the court or otherwise. The Employee acknowledges that any claim or cause of action of the Employee against the Company and/or any of the Virpax Entities shall not constitute a defense to the enforcement by the Company or the Virpax Entities of the covenants of the Employee in this Agreement. In the event the Company or the Virpax Entities obtains any such injunction, order, decree or other relief, in law or in equity, the Employee shall be responsible for reimbursing the Company and the Virpax Entities for all costs associated with obtaining the relief, including reasonable attorneys’ fees and expenses and costs of suit.

6. Representations, Warranties and Agreements. As an inducement to the Company to enter into this Agreement, the Employee hereby represents and warrants to the Company that the Employee is not a party to or otherwise subject to any agreements or restrictions that would prohibit the Employee from entering into this Agreement and carrying out the transactions contemplated by this Agreement in accordance with the terms hereof, and this Agreement and the transactions contemplated hereby will not infringe or conflict with, and are not inconsistent with, the rights of any other person or entity. The Employee agrees to immediately notify the Company if the Employee becomes aware of any change in the representations and warranties set forth herein during the term of this Agreement.

7. Survival of Agreement; Binding Nature; Assignment. It is expressly agreed that the provisions of this Agreement shall survive and apply after the termination of the Employee’s services to the Company and/or the Virpax Entities. This Agreement shall be binding on and inure to the benefit of the Employee’s executors, administrators or other legal representatives, successors or assigns and on the Company’s and/or the Virpax Entities’ successors and assigns. The Company shall have the right to assign this Agreement without the consent of the Employee.

8. No Right to Employment. It is expressly understood that this Agreement is not intended to define the scope of the Employee’s employment by the Company or the terms of such employment other than as specifically provided herein. Any such other terms may or may not be contained in a written agreement. In any event, nothing contained in this Agreement shall be interpreted to create an employment relationship other than at-will.

9. Supersedes Other Agreements. This Agreement supersedes and is in lieu of any and all other consulting, employment and compensation arrangements between the Employee and the Company or any of the Virpax Entities, but shall not supersede any other confidentiality, nondisclosure or invention assignment agreement between the Employee and the Company.

10. Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

11. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the provision valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

12. Construction. This Agreement shall be construed and enforced under the substantive laws of the Commonwealth of Pennsylvania and, as applicable, the laws of the United States of America, without reference to its conflict of laws principles. Each of the parties hereby irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts with jurisdiction over Chester County, Pennsylvania, for the purpose of any action arising out of this Agreement (including, but not limited to, any action to challenge or to enforce any provision in this Agreement).

13. Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or such party’s duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

14. Counterparts; Electronic Transmission. This Agreement may be executed by the parties on separate counterparts, both of which shall be an original and both of which together shall constitute one and the same agreement. A facsimile or electronic transmission of a scanned copy of a signed counterpart signature page hereto shall be deemed to be an originally executed copy for purposes of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

VIRPAX PHARMACEUTICALS, INC.

By:
Anthony P. Mack
Chairman and Chief Executive Officer

Employee Name: Christopher M. Chipman

Employee’s Address:

Exhibit 1 – Prior Inventions

The following is a full and complete list of all inventions relevant to the subject matter of Employee’s employment by Company that have been conceived, developed, or reduced to practice by Employee, either solely or jointly with others, prior to the commencement of Employee’s employment with Company:

Invention	Description	Owner

Due to a prior confidentiality obligation, I cannot complete the disclosure above as to the following inventions listed generally below.

Invention	Party to Whom Confidentiality Owed	Relationship to Party

Employee Signature

Date